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                                                                     EXHIBIT 2.3

                                   AGREEMENT

    THIS AGREEMENT, dated as of October 23, 1995, is made by and between Michael
T. McSweeney (the "Stockholder") and Arch Acquisition Corp., a Delaware corporation (the "Purchaser").

    WHEREAS, concurrently herewith, the Purchaser, Heritage Media Corporation, the Purchaser's parent corporation ("Parent"), and DIMAC Corporation, a Delaware corporation (the "Company"), have executed and delivered an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"); and

    WHEREAS, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement; and

    WHEREAS, the Stockholder is a principal stockholder of the Company and will benefit from the consummation of the transactions contemplated by the Merger Agreement; and

    WHEREAS, in order to provide reasonable assurance to Purchaser to enter into the Merger Agreement and that the transactions contemplated by the Merger Agreement will be consummated, the Stockholder is willing to make certain agreements regarding the shares of Company Common Stock owned by him (the "Shares"), upon the terms and subject to the conditions set forth below.

    NOW, THEREFORE, the parties hereto agree as follows:

    1. VOTING OF SHARES. Unless (i) the Board of Directors of the Company has withdrawn or materially modified or changed its recommendation that the stockholders of the Company approve the Merger Agreement and the Merger and (ii) as a result thereof, the Merger Agreement has been terminated, the Stockholder hereby agrees to vote his Shares in favor of the Merger and shall not seek to assert any appraisal right.

    2.  BINDING EFFECT; ASSIGNMENT.   This Agreement shall inure to the  benefit
of and be binding upon the parties and their respective heirs, personal representatives, successors and permitted assigns.

    3. INJUNCTIVE RELIEF; REMEDIES CUMULATIVE. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of such party that are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies that may be available to the non-breaching party or parties upon the breach by any other party of such covenants and agreements, the non-breaching party or parties shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements. No remedy conferred upon or reserved to any party herein is intended to be exclusive of any other remedy, and every remedy shall be cumulative and in addition to every other remedy herein or now or hereafter existing at law, in equity or by statute.

    4.  GOVERNING LAW.   This Agreement  shall be governed  by and construed  in
accordance with the laws of the State of Delaware, without regard to the law of conflicts of laws thereof.

    5.    COUNTERPARTS.    This  Agreement  may  be  executed  in  one  or  more
counterparts, all of which together shall constitute a single agreement.

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

                                                 /s/ MICHAEL T. MCSWEENEY

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                                                   MICHAEL T. MCSWEENEY

                                          Arch Acquisition Corp.

                                          By:        /s/ DAVID N. WALTHALL
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